Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34834) pertaining to the Magnetek FlexCare Plus Retirement Savings Plan of Magnetek, Inc. of our report dated June 25, 2004, with respect to the statement of net assets available for benefits of Magnetek FlexCare Plus Retirement Savings Plan as of December 31, 2003 included in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Woodland Hills, California
July 12, 2005